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(11-01)        information  contained  in this form are not  required to respond
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                            United States                OMB APPROVAL
                SECURITIES AND EXCHANGE COMMISSION   OMB Number: 3235-0167
                      Washington, D.C. 20549         Expires: October 31, 2004
                                                     Estimated average burden
                              Form 15                hours per response.....1.50



CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITES EXCHANGE ACT OF 1934.

                                                  Commission File Number 0-14224

                               IFR Systems, Inc.

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             (Exact name of registrant as specified in its charter)

          10200 West York Street, Wichita, Kansas 67215 (316) 529-5345
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, $.01 par value
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)  [X]                Rule 12h-3(b)(1)(i)  [ ]
Rule 12g-4(a)(1)(ii) [ ]                Rule 12h-3(b)(1)(ii) [ ]
Rule 12g-4(a)(2)(i)  [ ]                Rule 12h-3(b)(2)(i)  [ ]
Rule 12g-4(a)(2)(ii) [ ]                Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6 --------- [ ]

Approximate number of holders of record as of the certification or notice date:
1
-

Pursuant to the requirements of the Securities Exchange Act of 1934, IFR Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:   June 19, 2002                BY:/s/ Jeffrey A. Bloomer
      -----------------                 -----------------------------
                                        Jeffrey A. Bloomer, President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.